Exhibit 5.1

June 26, 2019
comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, Virginia 20190

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to comScore, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on May 28, 2019. We have also participated in the preparation of a prospectus (the "Primary Prospectus") relating to the offer and sale by the Company from time to time of shares of the Company's common stock, par value $0.001 (the "Common Stock"), shares of preferred stock, par value $0.001 per share of the Company, in one or more series, which may be issued in the form of depositary shares evidenced by depositary receipts, and warrants for the purchase of Common Stock, Preferred Stock or any of the foregoing, (ii) a prospectus (the "Secondary Prospectus" and, together with the Primary Prospectus, the "Prospectuses") relating to the sale of 4,134,461 shares of the Company's Common Stock, 83,094 of which may be issued upon conversion of the Company's senior secured convertible notes due January 16, 2022 (the "Convertible Notes") and 4,051,367 of which may be issued in the event the Company pays interest on the Convertible Notes in shares of Common Stock, each of which is contained in the Registration Statement, and (iii) a prospectus supplement to the Primary Prospectus dated as of the date hereof (the "Prospectus Supplement"). The Prospectus Supplement is filed for the purpose of registering under the Securities Act of 1933, as amended, the resale by the selling stockholder named therein of 2,278,513 shares (the "Initial Shares") of the Company's common stock, par value $0.001 (the "Common Stock") as well as 11,654,033 shares of Common Stock (the "Warrant Shares") representing the maximum number of shares that may be issued upon

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exercise of the Series A Warrants, Series B-1 Warrants, Series B-2 Warrants and Series C Warrants (the "Warrants") by the selling stockholder, as described in the Prospectus Supplement. The Initial Shares and the Warrant Shares will be issued by the Company to the selling stockholder in a private placement pursuant to a Securities Purchase Agreement dated June 23, 2019 (the "Purchase Agreement").
In rendering the opinion set forth below, we have examined and relied upon (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the Registration Statement, (iii) the Primary Prospectus, (iv) the Prospectus Supplement; and (v) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed such questions of law as we considered appropriate.
In connection with this opinion, we have assumed (i) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents, (ii) the parties to any executed documents, other than the Company, had the power, corporate or otherwise, to execute and deliver such documents, and the validity and binding effect thereof on such parties; (iii) all information contained in all documents reviewed by us is true and correct; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws and (v) all Initial Shares and Warrant Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement, the Primary Prospectus and the Prospectus Supplement.
Based upon and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) Initial Shares have been duly authorized and will, when delivered against payment therefor in accordance with the terms of the Purchase Agreement, be validly issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and will, when issued upon due exercise of the applicable Warrants and

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against payment of the applicable exercise price (or cashless exercise, as applicable) in accordance with the terms of the applicable Warrants, be validly issued and fully paid and nonassessable.
We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
The foregoing opinions are limited in all respects to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the references to this firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,

/s/ Vinson & Elkins L.L.P.